EXHIBIT 10.45

AMENDMENT NO. 2 TO EXECUTIVE SALARY CONTINUATION AGREEMENT

WHEREAS, an executive salary continuation agreement (the “Agreement”) was entered into and made effective as of June 7, 2000, at Clovis, California, County of Fresno, State of California, by and between Clovis Community Bank and Daniel J. Doyle (hereinafter referred to as “Executive”); and

WHEREAS, Clovis Community Bank changed its name to Central Valley Community Bank (hereinafter referred to as “Employer” or “Bank”), effective as of April 29, 2002; and

WHEREAS, Employer and Executive entered into that certain Amendment No. 1 to the Agreement as of October 16, 2002; and

WHEREAS, Employer desires to increase the Retirement Benefit payable to the Executive under the Agreement; and

WHEREAS, Employer and Executive desire to amend and restate the Agreement as set forth herein, effective as of April 1, 2003;

For good and valuable consideration, receipt of which is hereby acknowledged, the Agreement is hereby amended and restated in its entirety as follows:

CENTRAL VALLEY COMMUNITY BANK

EXECUTIVE SALARY CONTINUATION AGREEMENT

(2003 Restatement)

1.01         Synopsis.  This document sets forth the Executive Salary Continuation Agreement (the “Agreement”), established and maintained by Central Valley Community Bank (the “Bank”) for benefit of Daniel J. Doyle (the “Executive”).  The Agreement shall provide a benefit upon normal retirement on or after December 31, 2010 of $150,000 annually for 15 years.  Benefits are also provided upon Early Retirement after age 60, upon disability before December 31, 2010, or (in a lump sum) following Involuntary Termination or Change of Control before December 31, 2010.  There are no benefits hereunder upon the Executive’s death.  Benefits shall be paid from the general funds of the Bank.  The Compensation Committee as Administrator shall interpret and implement this Agreement.

PARTICIPATION

2.01         Executives.  The sole participant hereunder shall be Daniel J. Doyle.

BENEFITS

3.01         Normal Retirement Benefits.  The Bank will pay to the Executive, commencing as of the first day of the month following Normal Retirement, an annual Normal Retirement Benefit of $150,000 per year for fifteen years.  The annual benefit shall be increased as provided in Section 3.09.

Normal Retirement is the first date on which the Executive has ceased employment with the Bank for any reason (voluntarily or involuntarily) other than death or termination for Cause (as defined in Section 3.07) on or after December 31, 2010.

3.02         Early Retirement Benefits.   The Bank will pay to the Executive, commencing as of the first day of the month following Early Retirement, the annual Early Retirement benefit amount set forth in Column C of Exhibit A attached hereto and fully incorporated by reference for fifteen years.  The annual benefit shall be increased as provided in Section 3.09.

Early Retirement is the first date on which the Executive has voluntarily ceased employment with the Bank on or after attaining age 60 but before December 31, 2010.  There shall be no benefit hereunder if the Executive terminates service by the Executive’s voluntary action (other than following a Change of Control, below) before attaining age 60.

3.03         Involuntary Termination.  In the event that the Bank shall discharge the Executive without Cause (as defined in Section 3.07) before December 31, 2010, then the Executive shall be entitled to receive the benefit amount set forth in Column D of Exhibit A attached hereto and fully incorporated by reference.

3.04         Disability.  In the event the Executive shall become disabled prior to any termination of service before December 31, 2010, and the Executive’s employment is terminated because of such disability, the Executive shall be entitled to receive the annual benefit amount set forth in Column E of Exhibit A attached hereto and fully incorporated by reference for fifteen years. The annual benefit shall be increased as provided in Section 3.09.

Disability for purposes of this Agreement shall be defined in the Executive’s Employment Agreement in effect at the time of said termination or, if no Employment Agreement is in effect, then as defined in the Bank’s long term disability policy in effect at the time of said disability.  If neither definition exists at the time of termination and there is a dispute regarding whether the Executive is disabled, such dispute shall be resolved by a physician selected by the Bank, a physician selected by the Executive, and a third physician selected by each of the other two (2) physicians.  Such resolution shall be binding upon all parties to this Agreement.

3.05         Change of Control.  Change of Control shall be deemed to be the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank from the Effective Date under Section 4.07, below.  For the purposes of this Agreement, transfers on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control.  If within twenty-four (24) months after a Change of Control and before December 31, 2010 the

Executive subsequently suffers a termination of service with the Bank (voluntarily or involuntarily) except for Cause, disability or death, or if during such twenty-four month period any of the following occur:  (a) a change of the Executive’s status as President and Chief Executive Officer of the Bank or a higher position if Executive has been serving in that capacity, (b) any decrease in Executive’s total compensation, (c) material changes in Executive’s duties and authority, and/or (d) change in Executive’s office location more than thirty (30) miles from Clovis, California, then the Executive shall receive the amount set forth in Column F of Exhibit A attached hereto and fully incorporated by reference.

Notwithstanding the foregoing, the combined compensation from this Change of Control benefit and any other benefit payable under this Agreement, any other contract provision between the parties, or otherwise, on a Change of Control may be increased or decreased (to reflect the consequences of Sections 280G and 4999 of the Internal Revenue Code, as amended from time-to-time (the “Code”)) in accordance with any other contractual provision between the parties.

3.06         Death Benefit.  Upon the Executive’s death, there shall be no benefit payable hereunder, but the Executive’s beneficiary shall instead receive the benefit, if any, described in the Endorsement Method Split Dollar Plan Agreement by and between the Bank and the Executive originally effective June 7, 2000 (as it may be amended from time-to-time).

3.07         Forfeiture for Cause or Competition.  In the event the Executive shall be discharged for Cause at any time, all benefits provided herein shall be forfeited.  The term for “Cause” for purposes of this Agreement shall have the same meaning as in any employment agreement between the Bank and Executive then in effect, or if there is no such agreement, then the term “Cause” shall mean any of the following that result in an adverse effect on the Bank:  (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit.  If a dispute arises as to discharge for “Cause”, such dispute shall be resolved by arbitration as set forth in this Agreement.

The Bank shall not pay any benefit under this Agreement if the Executive, without the prior written consent of the Bank, engages in, becomes interested in, or participates in, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, any competing banking business; provided, however, Employee shall not be restricted by this Section from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers so long as such investment securities of such corporation.  The preceding sentence shall not apply following a Change of Control.

3.08         Form of Benefits.  The annual benefit amount payable following Normal Retirement, Early Retirement, or Disability shall be paid in equal monthly installments (1/12 of the annual benefit) for a period of one hundred and eighty (180)) months; provided, however, that such benefits shall cease upon the Executive’s death.  The benefit amounts payable following Involuntary Termination under Section 3.03 above and following a Change of Control under Section 3.05 above shall be payable in a lump sum within 30 days following the event.

3.09         Cost of Living Adjustment.  The annual benefit amount payable each year following Normal Retirement, Early Retirement, or Disability as set forth in Exhibit A shall be increased by three percent (3%) from the previous year’s benefit amount.

3.10         12 U.S.C. Section 1828(k).  Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) or any regulations thereunder.

3.11         Change in Tax and Accounting Rules.  The Bank is entering into this Agreement upon the assumption that certain existing tax and accounting laws, rules and regulations will continue in effect in their current form.  If any said assumptions should change and said change has or could have an adverse impact on the Bank resulting from the Bank’s continued performance of this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly.  Upon consummation of a Change of Control, this section shall become null and void effective immediately.

ADMINISTRATIVE PROVISIONS

4.01         Administrator.  The Administrator shall have discretion to operate, interpret, and implement this Agreement.  The Administrator shall be an individual appointed by the Bank or, if no individual is so appointed, the Executive Compensation and Management Resources Committee of the Board of Directors of the Bank, or such other Committee as may be appointed by the Board of Directors of the Bank, or if there be no such Committee, the Bank shall be the Administrator.  The Administrator’s decisions and determinations (including determinations of the meaning and reference of terms used in this Agreement) shall be conclusive upon all persons.

4.02         Alienation of Benefits.  Benefits are not subject to alienation, anticipation or assignment by the Executive and are not subject to being attached or reached and applied by any creditor of the Executive.

4.03         Withholding.  The Bank reserves the right to withhold from payment of contributions or benefits such amount of income, payroll, and other taxes as the Bank determines is advisable.

4.04         Source of Benefits.  Benefits shall be paid from the general assets of the Bank and shall not be funded, by trust or otherwise.  The Executive shall not have a right to a benefit hereunder greater than that of an unsecured general creditor of the Bank.  Nothing herein shall be deemed to create a trust of any kind or to create any fiduciary relationship whatsoever.

4.05         Intent.  This Agreement is intended to be unfunded and maintained by the Bank primarily for the purpose of providing deferred compensation for a select management or highly compensated employee within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Benefits are intended not to be taxable to a Executive under the Internal Revenue Code of 1986 as amended (the “Code”) until paid.   This Agreement shall be construed and interpreted in a manner consistent with the foregoing intentions.

4.06         Governing Law.  This Agreement shall be governed by the law of the State of California to the extent that it is not preempted by federal law.

4.07         Effective Date.  This Agreement restatement shall be effective as of April 1, 2003.

4.08         Plan Year.  The Plan Year of this Agreement shall be the 12-month period ending December 31.

4.09         Entire Agreement.  This document constitutes the entire agreement between the Bank and the Executive with respect to the subject matter thereof and cannot be modified by any oral statement or otherwise except as provided in Section 4.10.

4.10         Amendment or Termination.  This Agreement may be terminated or amended, in whole or in part, at any time only by a written instrument executed by the Bank and by the Executive.

4.11         No Contract of Employment.  This Agreement shall not constitute an express or implied contract of employment between the Bank and the Executive.

4.12         Successors; Change of Control.  This Agreement shall be binding on any successor-in-interest of the Bank, and no agreement with respect to merger, sale or transfer of substantially all of the assets of the Bank shall be effective unless the successor agrees to assume all liabilities hereunder.

4.13         Receipts and Release.  Any payment to the Executive in accordance with the provisions of the Agreement shall be in full satisfaction of all claims against the Bank (or any affiliate thereof) for any reason, and the Administrator may require the Executive, as a condition precedent to such payment, to execute a receipt and release to such effect.  Such receipt and release may also contain non-solicitation of employees, non-competition, and/or confidentiality provisions.

4.14         Accounting.  The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator.

CLAIMS PROCEDURE

5.01         Claims and Review.  All inquiries and claims respecting the Agreement shall be in writing and shall be directed to the Administrator at such address as may be specified from time to time.

(a)           Claims.  In the case of a claim respecting a benefit under the Agreement, a written determination allowing or denying the claim shall be furnished by the Administrator to the claimant promptly upon receipt of the claim.  A denial or partial denial of a claim shall be dated and signed by the Administrator and shall clearly set forth:  (1) the specific reason or reasons for the denial; (2) specific reference to pertinent Agreement provisions on which the denial is based; (3) a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary; and (4) an explanation of the review procedure set forth below.

If no written determination is furnished to the Executive within thirty (30) days after receipt of the claim, then the claim shall be deemed denied and the thirtieth (30th) day after such receipt shall be the determination date.

(b)           Review.  The Executive may obtain review of an adverse determination by filing a written notice of appeal with the Administrator within sixty (60) days after the determination date or, if later, within sixty (60) days after the receipt of a written notice denying the claim.  Thereupon the Administrator shall appoint one or more persons who shall conduct a full and fair review, which shall include the right:  (1) to be represented by a spokesman; (2) to present a written statement of facts and of the Executive’s interpretation of any pertinent document, statute or regulation; and (3) to receive a prompt written decision clearly setting forth findings of fact and the specific reasons for the decision written in a manner calculated to be understood by the Executive and containing specific references to pertinent Agreement provisions on which the decision is based.  A decision shall be rendered no more than sixty (60) days after the request for review, except that such period may be extended for an additional sixty (60) days if the person or persons reviewing the claim determine that special circumstances, including the advisability of a hearing, require such extension.  The Administrator may appoint itself, one or more of its members, or any other person or persons whether or not connected with the Bank to review a claim.

(c)           Arbitration.  If the Executive continues to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then the Executive may submit the dispute to binding arbitration, pursuant to the Employment Dispute Resolution rules and regulations of the American Arbitration Association.  The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination and ACKNOWLEDGE AND AGREE THEY ARE WAIVING THEIR RIGHT TO A COURT OR A JURY TRIAL.

Where a dispute arises as to the Bank’s discharge of the Executive for “cause”, such dispute shall likewise be submitted to arbitration as above-described and the parties hereto agree to be bound by the decision hereunder.

All applicable governmental regulations regarding claims and review shall be observed.

EXECUTED this 22 day of October , 2003.

CENTRAL VALLEY COMMUNITY BANK

By:	/s/Daniel Cunningham
Title:	Chairman of the Board

EXECUTIVE

/s/Daniel J. Doyle
Daniel J. Doyle

EXHIBIT A

Central Valley Community Bank

Clovis, California

Amount payable based on Time of Event

(A)	(B)	(C)		(D)	(E)	(F)
Time of Event	Normal Retirement Benefit*	Early Retirement Vested Benefit*		Involuntary Termination of Service Vested Benefit**	Disability Vested Benefit*	Change of Control Vested Benefit**
On or after
12/31/02	0	0		42,425	19,059	1,669,531
12/31/03	0	0		97,963	29,339	1,669,531
12/31/04	0	0		183,313	41,175	1,669,531
12/31/05	0	27,261	***	303,420	54,522	1,669,531
12/31/06	0	41,723		464,381	69,538	1,669,531
12/31/07	0	60,477		673,118	86,395	1,669,531
12/31/08	0	84,277		937,463	105,284	1,669,531
12/31/09	0	113,769		1,266,271	126,410	1,669,531
12/31/10 or	150,000	N/A		N/A	N/A	N/A
later

*       Annual Benefit payable for 15 years, subject to 3% annual increase

**     Lump sum benefit

***   Available only for early retirement after attaining age 60